SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    MP63 FUND, INC.

Address of Principal Business Office (No. & Street, City, State and Zip Code):

                  c/o    American Data Services, Inc.
                         The Hauppauge Corporate Center
                         150 Motor Parkway
                         Hauppauge, New York  11788

Telephone Number (including area code):     (516) 951-0500

Name and Address of agent for service of process:

                         Michael Miola
                         c/o American Data Services, Inc.
                         The Hauppauge Corporate Center
                         150 Motor Parkway
                         Hauppauge, New York  11788

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
                  Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

                           YES      X                         NO
                                   ----                          ----


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                                   SIGNATURES


Form of signature if registrant is an investment company having a board of directors:

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Mamaroneck and State of New York on the 9th day of October, 1998.


                                    Signature:       MP63 FUND, INC.


                                                     By:  /S/ VITA NELSON
                                                        ------------------------
                                                          Vita Nelson
                                                          Director

Attest: /S/ THOMAS P. WESTLE
        --------------------
        Thomas P. Westle